SUPPLEMENT TO PROSPECTUS
                           DATED JUNE 25, 1999

                           I-LINK INCORPORATED

                           RIGHTS TO PURCHASE
                20,000 SHARES OF SERIES N PREFERRED STOCK


Results of Shareholder Vote

On July 19, 1999, I-Link Incorporated conducted its Annual Meeting of Stockholders. At that meeting the I-Link stockholders voted to approve the proposal to amend the conversion terms of the Series N Preferred Stock.

Consequently, the conversion terms described in the I-Link prospectus dated June 25, 1999 in the section captioned "Description of Securities - What are the current terms of the Series N conversion price?" (page 31) will not apply to the Series N preferred stock.

Instead, the conversion terms described in the prospectus section captioned "Description of Securities - What is the proposed modification to the terms of the Series N conversion price?" (page 32) will apply to all shares of Series N preferred stock.

              The date of this Supplement is July 20, 1999

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